Exhibit (12)

                           NEW YORK TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)


                                                      For the
                                                    Six Months
                                                       Ended
                                                      June 30,               For the Year Ended December 31,
                                                        1996          1995      1994     1993     1992        1991
                                                        ----          --------------------------------------------
                                                   (Unaudited)
Earnings
   Earnings before Interest Expense,
    Extraordinary Item and Cumulative
    Effect of Change in Accounting Principle             $471.4     $  807.3   $659.4   $430.2    $1,219.3   $  911.0
   Federal, State and Local Income Taxes                  162.2        226.9    140.4    (67.8)      342.8      157.2
   Estimated Interest Portion of Rental Expense            14.7         30.2     31.6     36.3        38.9       37.9
                                                         ------     --------   ------   ------    --------   --------
       Total Earnings                                    $648.3     $1,064.4   $831.4   $398.7    $1,601.0   $1,106.1
                                                         ======     ========   ======   ======    ========   ========

Fixed Charges
   Total Interest Deductions                             $142.3     $  306.8   $314.4   $348.6    $  362.9   $  375.1
   Estimated Interest Portion of Rental Expense            14.7         30.2     31.6     36.3        38.9       37.9
                                                         ------     --------   ------   ------    --------   --------
       Total Fixed Charges                               $157.0     $  337.0   $346.0   $384.9    $  401.8   $  413.0
                                                         ======     ========   ======   ======    ========   ========

Ratio of Earnings to Fixed Charges                        4.13          3.16    2.40      1.04       3.98        2.68
                                                        ======      ========   =====    ======    ========   ========